SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


Filed by the Registrant                     [ ]

Filed by a Party other than the Registrant  [x]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss. 240.14a-12

                                Biogen Idec Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Carl C. Icahn
                             Dr. Alexander J. Denner
                                Dr. Anne B. Young
                          Professor Richard C. Mulligan
                                Icahn Partners LP
                          Icahn Partners Master Fund LP
                        Icahn Partners Master Fund II LP
                        Icahn Partners Master Fund III LP
                         High River Limited Partnership
                                 Barberry Corp.
                           Icahn Enterprises G.P. Inc.
                         Icahn Enterprises Holdings L.P.
                                   IPH GP LLC
                               Icahn Capital L.P.
                                Icahn Onshore LP
                                Icahn Offshore LP
                                  Beckton Corp.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

       2) Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       4) Proposed maximum aggregate value of transaction:

       5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:

       2) Form, Schedule or Registration Statement No.:

       3) Filing Party:

       4) Date Filed:

     On January 28, 2008, Carl C. Icahn is issuing a press release concerning Biogen Idec Inc. which is attached hereto as Exhibit I and is incorporated herein by reference.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ALEXANDER J. DENNER, DR. ANNE B. YOUNG, PROFESSOR RICHARD C. MULLIGAN, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP, ICAHN PARTNERS MASTER FUND III LP, HIGH RIVER LIMITED PARTNERSHIP, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP., AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF BIOGEN IDEC INC. FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE AVAILABLE TO STOCKHOLDERS OF BIOGEN IDEC INC. FROM THE PARTICIPANTS AT NO CHARGE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT II HERETO.

                                                                       EXHIBIT I
                                                                       ---------

         ICAHN CONFIRMS INTENTION TO NOMINATE THREE DIRECTORS AT BIOGEN

NEW YORK, NEW YORK, JANUARY 28, 2008 - Carl Icahn confirmed today that entities affiliated with him have given notice to Biogen Idec that they intend to nominate three persons at Biogen's forthcoming 2008 Annual Meeting of Stockholders to serve as directors of Biogen. Biogen currently has a staggered board of twelve directors, and there are four directorships up for election this year.

Mr. Icahn stated that "we are taking this action because we believe that Biogen's recent purported attempt to find a suitor was not conducted in a way to enhance the success of the endeavor. We believe that the process was flawed in a number of key respects and that the process was run to placate us and other large shareholders who we believe asked for Biogen to find a buyer.

"It has been reported in the press(1) that Biogen refused to allow potential bidders to talk to Elan Pharmaceuticals, Biogen's partner on the key pharmaceutical product Tysabri. Elan has some change-of-control rights on Tysabri. Although Elan has indicated that they would not invoke change-of-control rights, obviously, any prospective bidder would want to talk to Elan directly about change-of-control issues as well as discuss the growth trajectory for Tysabri. Incredibly, Biogen prevented any bidder from talking to Elan about anything unless they made a 'binding proposal' as reported in the Financial Times on January 21, 2008."

Mr. Icahn also stated "We also believe that the confidentiality agreement was so restrictive that certain potential bidders were not able to sign the agreement and therefore were not able to participate in the bidding."

Mr. Icahn also pointed out that after Biogen announced that it was ending the sale process, Jim Mullen, CEO of Biogen, was quoted in the Financial Times as saying that Biogen might make a large scale acquisition. He is quoted as saying, "We could spend 10 billion dollars."(2) Mr. Icahn indicated that he is quite concerned and believes all Biogen shareholders should share his concern that Biogen may attempt to make an acquisition for the purpose of making it unattractive to, or reducing the number of, future potential buyers. In fact, Mr. Icahn noted that the Times of London reported on Saturday that Biogen may be considering a bid for a European biotech company (3). Mr. Icahn stressed that he reserved the right to oppose any "toxic" transactions by all available means.

The slate of directors to be nominated by Mr. Icahn and his affiliates consists of Alexander J. Denner whose principal occupation is Managing Director of entities controlled by Mr. Icahn that manage private investment funds, Professor Anne B. Young, who is Julianne Dorn Professor of Neurology at Harvard Medical School and Chief, Neurology Service at Massachusetts General Hospital, and Professor Richard C. Mulligan, who is Mallinckrodt Professor of Genetics at Harvard Medical School, and Director of the Harvard Gene Therapy Initiative.

"We determined to run a slate of three directors to ensure that if the slate were to be elected and Biogen's management failed to act to enhance shareholder value, shareholders would have the opportunity to elect sufficient new directors in 2009 who, together with our slate of 2008 directors, would constitute a majority of the board."

-----------------------

(1) See "Biogen Idec could make a large-scale acquisition following failed sale," Nadia Damouni and Sasha Damouni, January 21, 2008, Financial Times. Permission to quote this source was neither sought nor obtained.

(2) See "Biogen Idec could make a large-scale acquisition following failed sale," Nadia Damouni and Sasha Damouni, January 21, 2008, Financial Times. Permission to quote this source was neither sought nor obtained.

(3)  See "In the know - Rumour of the day," January 26, 2008, The Times.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF BIOGEN IDEC INC. WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THEY ARE OR WILL BE AVAILABLE WITHOUT CHARGE ON THE SECURITIES AND EXCHANGE COMMISSIONS'S WEBSITE AT HTTP://WWW.SEC.GOV. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED AND/OR MADE ELECTRONICALLY AVAILABLE TO STOCKHOLDERS OF BIOGEN IDEC INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT HTTP://WWW.SEC.GOV. INFORMATION CONCERNING THE POTENTIAL PARTICIPANTS IS INCLUDED IN SCHEDULE 14A FILED BY MR. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2008 AND IS AVAILABLE AT NO CHARGE AT HTTP://WWW.SEC.GOV.

Contact:  Susan Gordon: (212) 702-4309

                                                                      EXHIBIT II
                                                                      ----------

                             POTENTIAL PARTICIPANTS

     The potential participants in the potential solicitation of proxies (the "Participants") from stockholders of Biogen Idec Inc. ("Biogen" or the "Corporation") may include the following: Icahn Partners LP, a Delaware limited partnership ("Icahn Partners"), Icahn Partners Master Fund LP, a Cayman Islands limited partnership ("Icahn Master"), Icahn Partners Master Fund II LP, a Cayman Islands limited partnership ("Icahn Master II"), Icahn Partners Master Fund III LP, a Cayman Islands limited partnership ("Icahn Master III"), High River Limited Partnership, a Delaware limited partnership ("High River"), Barberry Corp., a Delaware corporation ("Barberry"), Hopper Investments LLC, a Delaware limited liability company ("Hopper"), Beckton Corp., a Delaware corporation ("Beckton"), Icahn Enterprises G.P. Inc., a Delaware corporation ("Icahn
Enterprises GP"), Icahn Enterprises Holdings L.P., a Delaware limited partnership ("Icahn Holdings"), IPH GP LLC, a Delaware limited liability company ("IPH"), Icahn Capital L.P., a Delaware limited partnership ("Icahn Capital"), Icahn Onshore LP, a Delaware limited partnership ("Icahn Onshore"), Icahn Offshore LP, a Delaware limited partnership ("Icahn Offshore"), Mr. Carl C. Icahn, Dr. Alexander J. Denner, Dr. Anne B. Young and Professor Richard C. Mulligan.

     The address of Icahn Partners, High River, Barberry, Hopper, Beckton, Icahn Enterprises GP, Icahn Holdings, IPH, Icahn Capital, Icahn Onshore and Icahn Offshore is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601. The address of Icahn Master, Icahn Master II and Icahn Master III is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands. The business address of Mr. Icahn and Dr. Denner is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153. The business address of Dr. Young is Neurology Service, 720 Wang Building, Massachusetts General Hospital, 55 Fruit Street, Boston, MA 02114. The business address of Professor Mulligan is Harvard GeneTherapy Initiative, Harvard Institutes of Medicine, Suite 407, 4 Blackfan Circle, Boston, MA 02115.

     Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III and High River (collectively, the "Icahn Parties") are entities controlled by Carl C. Icahn. Dr. Denner is an employee and/or officer and director of the Icahn Parties and various other entities controlled by Mr. Icahn who may also participate in soliciting proxies from Biogen stockholders. Dr. Denner does not own beneficially any interest in securities of Biogen, and will not receive any special compensation in connection with such solicitation. In connection with his employment by Mr. Icahn and his affiliated companies, Dr. Denner, among other employees, has a participatory interest in the profits and fees derived by Mr. Icahn and/or his affiliated entities from Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III (collectively, the "Funds"). Because only a portion of such profit interests are distributed and because of his other investments in the Funds, Dr. Denner also has capital accounts in the Funds. In the aggregate: Dr. Denner's profit interests and capital accounts in the Funds entitle him to less than 2% of the profits generated by the Funds.

     Neither Dr. Young nor Professor Mulligan own beneficially any interest in the securities of Biogen. Both Dr. Young and Professor Mulligan have an interest in the election of directors at the Biogen 2008 Annual Meeting of Stockholders pursuant to a Nominee Agreement among each of Dr. Young and Professor Mulligan with the Icahn Parties, pursuant to which the Icahn Parties have agreed to pay each of Dr. Young and Professor Mulligan a fee of $25,000.

     Barberry is the sole member of Hopper, which is the general partner of High River. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Holdings. Icahn Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Icahn Capital is the general partner of each of Icahn Onshore LP and Icahn Offshore. Icahn Onshore is the general partner of Icahn Partners. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Each of Barberry and Beckton is 100 percent owned by Carl C. Icahn. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn Parties.

     As of 5:00 p.m. Eastern Standard Time on January 25, 2008, the Icahn Parties may be deemed to beneficially own, in the aggregate, 12,435,904 shares of common stock, par value $.0005 per share, issued by Biogen (the "Shares"), representing approximately 4.24% of the Corporation's outstanding Shares (based upon the 293,369,248 Shares stated to be outstanding as of October 15, 2007 by the Corporation in the Corporation's Quarterly Report filed on Form 10-Q with the Securities and Exchange Commission for the quarter ended September 30, 2007.)

     High River has sole voting power and sole dispositive power with regard to 2,487,181 Shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 3,736,220 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 4,323,051 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 1,370,107 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 519,345 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

     Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the Shares which High River directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the Shares which Icahn Partners directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, Icahn Master II and Icahn Master III, may be deemed to indirectly beneficially own the Shares which Icahn Master, Icahn Master II and Icahn Master III directly beneficially own.